January 10, 1997


NovaCare, Inc.
1016 W. Ninth Avenue
King of Prussia, PA  19406

Gentlemen:

       This opinion is furnished in connection with the registration statement on Form S-8(the "Registration Statement"), pursuant to the Securities Act of 1933, as amended (the "Act"), filed by NovaCare, Inc., a Delaware corporation (the "Company") with respect to 3,307,302 shares (the "Shares") of the common stock, $.01 par value, of the Company which have been offered by the Company to certain executive officers of the Company pursuant to the Company's Executive Stock Option Plan.

      As General Counsel of the Company, I have acted as counsel in connection with the registration of the Shares under the Act. I have examined the Certificate of Incorporation of the Company and amendments thereto; the By-Laws of the Company; such records of proceedings of the Company's Board of Directors as I have deemed material; the Registration Statement; and such other documents as I considered necessary for the purposes of this opinion.

     Based upon and subject to the foregoing, I am of the opinion that the Shares have been duly and validly authorized and, when issued and paid for in accordance with the terms of the stock options granted to the executive officers, will be validly issued, fully paid and non-assessable.

      I understand that this opinion is to be used in connection with the Registration Statement. I consent to the use of my name in the Registration Statement and the filing of this opinion as an Exhibit to the Registration Statement.

                              Sincerely,


                              /s/ Peter D. Bewley
                              ---------------------
                                  Peter D. Bewley